UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PURE CYCLE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PURE CYCLE CORPORATION
1490 Lafayette Street, Suite 203
Denver, CO 80218
(303) 292-3456

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on January 14, 2015

TO PURE CYCLE’S SHAREHOLDERS:

You are cordially invited to attend the annual meeting of shareholders’ of Pure Cycle Corporation (the “Company”). The meeting will be held at 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at the offices of Davis Graham & Stubbs LLP, on January 14, 2015 at 2:00 p.m. Mountain Time. The purposes of the meeting are to:

1.	Elect a board of five directors to serve until the next annual meeting of shareholders, or until their successors have been duly elected and qualified;

2.	Ratify the appointment of GHP Horwath, P.C. as the Company’s independent registered public accounting firm for the 2015 fiscal year;

3.	Approve, on an advisory basis, the compensation of the Company’s named executive officer; and

4.	Transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record as of 5:00 p.m. Mountain Time on November 19, 2014 will be entitled to notice of or to vote at this meeting or any adjournment(s) or postponement(s) thereof.

Whether or not you plan to attend, please vote promptly by following the instructions on the Important Notice Regarding the Availability of Proxy Materials or, if you requested a printed set of proxy materials, by completing, signing and dating the enclosed proxy and returning it in the accompanying postage-paid envelope. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Scott E. Lehman
Scott E. Lehman, Secretary

December 4, 2014

PURE CYCLE CORPORATION
1490 Lafayette Street, Suite 203
Denver, CO 80218
(303) 292-3456

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To be held on January 14, 2015

ABOUT THE MEETING

This proxy statement is being made available to shareholders in connection with the solicitation of proxies by the board of directors of PURE CYCLE CORPORATION (the “Company”) for use at the annual meeting of shareholders of the Company (the “Meeting”) to be held at 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, at the offices of Davis Graham & Stubbs LLP on January 14, 2015, at 2:00 p.m. Mountain Time or at any adjournment or postponement thereof. This proxy statement will be made available to shareholders on or about December 4, 2014. The cost of soliciting proxies is being paid by the Company. The Company’s officers, directors, and other regular employees may, without additional compensation, solicit proxies personally or by other appropriate means.

How can I get access to the proxy materials?

Instructions on how to access the proxy materials, including this proxy statement and the Company’s latest Annual Report on Form 10-K, on-line may be found in the Important Notice Regarding the Availability of Proxy Materials (the “Notice”), as well as instructions to request a printed set of such materials. You may also request the proxy materials by contacting the Company’s transfer agent, Broadridge Corporate Issuer Solutions, by calling 1-800-579-1639, by writing the Company’s Secretary at the Company’s address set forth above, or by visiting www.proxyvote.com and entering the control number from the Notice.

If you would like to receive the Notice via email rather than regular mail in future years, please follow the instructions in the Notice. Choosing to receive future notices by email will help the Company reduce the costs and environmental impact of the Company’s shareholder meetings.

What is the purpose of the Meeting?

At the Meeting, shareholders are asked to act upon the matters outlined above in the Notice of Annual Meeting of Shareholders and as described in this proxy statement. The matters to be considered are (i) the election of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2015, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officer, and (iv) such other matters as may properly come before the Meeting. Management will be available to respond to appropriate questions.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record as of 5:00 p.m. Mountain Time on November 19, 2014 (the “Record Date”), you will be entitled to vote at the Meeting or any adjournments or postponements thereof. On the Record Date, there were 24,037,598 shares of the Company’s 1/3 of $.01 par value common stock (“common stock”) issued and outstanding. Each outstanding share of the Company’s common stock will be entitled to one vote on each matter acted upon. There is no cumulative voting.

How do I vote?

If your shares are held in an account at a bank, brokerage firm, or other nominee in “street name,” you need to submit voting instructions to your bank, brokerage firm, or other nominee in order to cast your vote. If you wish to vote in person at the Meeting, you must obtain a valid proxy from the nominee that holds your shares. If you are the shareholder of record, you may vote your shares by following the instructions in the Notice mailed on or about December 4, 2014, or, if you have received a printed set of the proxy materials, you may vote your shares by completing, signing and dating the enclosed proxy card and then mailing it to the Company’s transfer agent in the pre-addressed envelope provided. You may also vote your shares by calling the transfer agent at the number listed on the proxy card or by attending the Meeting in person.

Can I change or revoke my vote?

A proxy may be revoked by a shareholder any time before it is voted at the Meeting by submission of another proxy bearing a later date, by attending the Meeting and voting in person, or if you are a shareholder of record, by written notice of revocation to the Secretary of the Company.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally shareholders provide written comments on their proxy cards, which are forwarded to management of the Company.

Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a bank, broker, or other nominee, your shares must be voted by the nominee. If you do not provide voting instructions, under the rules of the securities exchanges, the nominee’s discretionary authority to vote your shares is limited to “routine” matters. Proposals 1 and 3 are not considered routine matters for this purpose, so if you do not provide your proxy, your shares will not be voted at the Meeting with respect to these proposals. In this case your shares will be treated as “broker non-votes” and will not be counted for purposes of determining the vote on these proposals.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

What is a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum at the Meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum is present at the Meeting.

How many votes are required to approve the proposals?

•
Election of Directors – The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees; however, a “withheld” vote or a broker non-vote (defined above) will have no effect on the outcome of the election.

•
Ratification of auditors, advisory vote on executive compensation, and other matters – The number of votes cast in favor of the proposal at the Meeting must exceed the number of votes cast against the proposal for the approval of proposals 2, 3 and other matters. For proposals 2, 3 and any other business matters to be voted on, you may vote “FOR,” “AGAINST,” or you may “ABSTAIN.” Abstentions and broker non-votes will not be counted as votes for or against a proposal and, therefore, have no effect on the vote. Because your vote on executive compensation is advisory, it will not be binding on the board of directors or the Company. However, the board of directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

If no specification is made, then the shares will be voted “FOR” the election as directors of the persons nominated by the board of directors, “FOR” proposal 2, “FOR” proposal 3, and otherwise, in accordance with the recommendations of the board of directors.

Does the Company expect there to be any additional matters presented at the Meeting?

Other than the items of business described in this proxy statement, the Company is not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, Mark W. Harding and Harrison H. Augur, have the discretion to vote your shares on any additional matter properly presented for a vote at the Meeting. If for any unforeseen reason any of the director nominees are not available for election at the date of the Meeting, the named proxy holders will vote your shares for such other candidates as may be nominated by the board.

When will the results of the voting being announced?

The Company will announce preliminary results at the Meeting and will publish final results in a current report on Form 8-K to be filed within 4 days of the date of the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 19, 2014, as to the beneficial ownership of shares of the Company’s common stock by (i) each person (or group of affiliated persons) known to the Company to own beneficially 5% or more of the common stock, (ii) each director of the Company and each nominee for director, (iii) each executive officer and (iv) all directors and executive officers as a group. All information is based on information filed by such persons with the Securities and Exchange Commission (the “SEC”) and other information provided by such persons to the Company. Except as otherwise indicated, the Company believes that each of the beneficial owners listed has sole investment and voting power with respect to such shares. On November 19, 2014, there were 24,037,598 common shares outstanding. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire shares within 60 days of November 19, 2014, are included as outstanding and beneficially owned for that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Mark W. Harding **	760,576	1	3.16%
Harrison H. Augur **	141,281	2	*
Arthur G. Epker III - One International Place, Suite 2401, Boston, MA 02110	30,500	3	*
Richard L. Guido **	33,000	4	*
Peter C. Howell **	36,000	5	*
George M. Middlemas - 225 W. Washington, #1500, Chicago, IL 60606	33,000	6	*
All officers and directors as a group (6 persons)	1,034,357	7	4.27%

PAR Capital Management, Inc. / PAR Investment Partners, L.P. / PAR Group, L.P.
One International Place, Suite 2401, Boston, MA 02110	5,982,970	8	24.89%
High Plains A&M, LLC - 301 St. Charles Ave., 3rd Floor, New Orleans, LA 70130	1,500,000	9	6.24%
Trigran Investments, Inc. / Trigran Investments, L.P. 630 Dundee Road, Suite 230, Northbrook, IL 60062	1,615,127	10	6.72%
_________________________

* Less than 1%
** Address is the Company’s address: 1490 Lafayette Street, Suite 203, Denver, CO 80218

1.
Includes 33,333 shares purchasable by Mr. Harding under options exercisable within 60 days. Includes 210,000 shares of common stock held by SMA Investments, LLLP, a limited liability limited partnership controlled by Mr. Harding.

2.
Includes 33,000 shares purchasable by Mr. Augur under options exercisable within 60 days. Includes 10,000 shares of common stock held by Patience Partners, LLC, a limited liability company in which a foundation controlled by Mr. Augur is a 60% member and Mr. Augur is a 20% managing member. Includes 46,111 shares of common stock held in a margin account owned by Auginco, a Colorado partnership, which is owned 50% by Mr. Augur and 50% by his wife.

3.
Includes 30,500 shares purchasable by Mr. Epker under options exercisable within 60 days. Excludes all shares of common stock held directly by PAR Investment Partners, L.P. (“PIP”). PAR Capital Management, Inc. (“PCM”), as the general partner of PAR Group, L.P. (“PGL”), which is the general partner of PIP, has investment discretion and voting control over shares held by PIP. No shareholder, director, officer or employee of PCM has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of any shares held by PIP. Mr. Epker is an officer of PCM and has been a director of the Company since 2007. In his capacity as an officer of PCM, Mr. Epker has sole voting and dispositive power with respect to the shares of common stock held by PIP; however, Mr. Epker disclaims beneficial ownership of the shares held by PIP.

4.	Includes 33,000 shares purchasable by Mr. Guido under options exercisable within 60 days.

5.	Includes 35,500 shares purchasable by Mr. Howell under options exercisable within 60 days.

6.	Includes 33,000 shares purchasable by Mr. Middlemas under options exercisable within 60 days.

7.	Includes the following shares:

a.	210,000 shares held by SMA Investments, LLLP as described in number 1 above,

b.	198,333 shares purchasable by directors and officers under options exercisable within 60 days, and

c.	10,000 shares of common stock held by Patience Partners, LLC, and 46,111 shares of common stock held by Auginco, as described in number 2 above.

8.
PIP owns directly 5,892,970 shares. PGL, through its control of PIP as general partner, has sole voting and dispositive power with respect to all 5,892,970 shares owned beneficially by PIP. PCM, through its control of PGL as general partner, has sole voting and dispositive power with respect to all 5,892,970 shares owned beneficially by PIP. Excludes 30,500 shares purchasable by Mr. Epker under options exercisable within 60 days. PIP, PGL and PCM disclaim beneficial ownership of such option shares.

9.
This disclosure is based on a Schedule 13G filed by High Plains A&M, LLC (“HP A&M”) on September 11, 2006, and the Company’s knowledge that 1,500,000 shares previously held by HP A&M were sold by the Company in a foreclosure sale on September 27, 2012. By reason of the status of each of H. Hunter White, Mark D. Campbell and M. Walker Baus as a member and manager of HP A&M, each of them is deemed a beneficial owner of these shares. Each of them disclaims beneficial ownership of the shares held by HP A&M except to the extent of his pecuniary interest in the limited liability company.

10.
This disclosure is based on a Schedule 13G/A filed by Trigran Investments, Inc. (“TII”), Trigran Investments, L.P. (“TIL”), Douglas Granat, Lawrence A. Oberman and Steven G. Simon on February 14, 2014. It includes 1,006,667 shares of common stock owned by TIL. By reason of its role as the general partner of TIL, TII may be considered the beneficial owner of the shares owned by TIL. By reason of their role as controlling shareholders and sole directors of TII, each of Douglas Granat, Lawrence A. Oberman and Steven G. Simon may be considered the beneficial owners of shares beneficially owned by TII.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the Company’s directors, director nominees, and executive officer and their positions currently held with the Company.

Name	Age	Position
Mark W. Harding	51	Director, President, CEO and CFO *
Harrison H. Augur	72	Chairman of the Board *
Arthur G. Epker, III	52	Director *
Richard L. Guido	70	Director *
Peter C. Howell	65	Director *
_________________________

* Director nominee

The principal occupation and other information about each of the individuals listed above, including the period during which each has served as director or officer can be found beginning on page 16.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The Company’s board of directors has chosen to separate the positions of Chief Executive Officer (“CEO”) and Chairman of the board. Keeping these positions separate allows the Company’s CEO to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day operations and allows the Company’s Chairman to lead the board of directors in its oversight and advisory roles. Because of the many responsibilities of the board of directors and the significant time and effort required by each of the Chairman and the CEO to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a corollary, enhances the Company’s prospects for success. The board of directors also believes that having separate positions provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

Board Risk and Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of the Company’s full board of directors, the Company’s CEO is responsible for the day-to-day management of the material risks the Company faces. In its oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Annually, the board of directors holds strategic planning sessions with management to discuss strategies, key challenges, risks and opportunities for the Company. This involvement of the board of directors in setting the Company’s business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for the Company. Additionally, the board of directors regularly receives updates from management regarding certain risks the Company faces, including various operating risks. Management attends meetings of the board of directors and its committees on a regular basis, and as is otherwise needed, and are available to address any questions or concerns raised by the board on risk management and any other matters.

The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of the Company’s risk-related internal controls, internal investigations, and enterprise risks, generally. The Nominating and Corporate Governance Committee (the “Nominating Committee”) oversees the Company’s corporate governance guidelines and governance-related risks, such as board independence, as well as management and director succession planning. The Compensation Committee oversees risks related to compensation policies and practices and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with the Company’s business strategy that do not encourage excessive risk-taking.

Board Membership and Director Independence

Director Independence – At least a majority of the members of the board and all members of the board’s Audit, Compensation, and Nominating Committees must be independent in accordance with the listing standards of The NASDAQ Stock Market. The board has determined that five of the six current members, Messrs. Augur, Epker, Guido, Howell, and Middlemas, are independent pursuant to the standards of The NASDAQ Stock Market.

Terms of Directors and Officers – All directors are elected for one-year terms which expire at the annual meeting of shareholders or when their successors are duly elected and qualified. The Company’s officers are elected annually by the board of directors and hold office until their successors are duly elected and qualified.

Family Relationships of Directors and Officers – None of the current directors or officers, or nominees for director, is related to any other officer or director of the Company or to any nominee for director.

Board Meetings Held – The board of directors and each of the standing committees described below meet throughout the fiscal year on a set schedule. They also hold special meetings and act by written consent from time to time as appropriate. The Company’s independent directors meet regularly in executive sessions without management present. The executive sessions of independent directors are held in conjunction with each regularly scheduled board meeting.

During the fiscal year ended August 31, 2014, the board of directors held seven (7) meetings. All board members attended 75% or more of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which the director served. All of the Company’s board members are expected to attend the annual meeting. All of the Company’s board members attended the 2014 Annual Meeting, except Mr. Guido.

Committees

The Board has three standing committees: Audit Committee, Compensation Committee and Nominating Committee. Each of the committees regularly reports on its activities and actions to the full board of directors.

Membership in the standing committees for 2014 is set forth below:

Fiscal 2014 Committee Membership
Director	Audit Committee	Compensation Committee	Nominating Committee
M. Harding	—	—	—
H. Augur	X	X	X
A. Epker	—	X	X
R. Guido	X	—	Chair
P. Howell	Chair	—	—
G. Middlemas	—	Chair	—

Audit Committee – The Audit Committee consists of Mr. Howell (Chairman) and Messrs. Augur and Guido. The board of directors has determined that all of the members of the Audit Committee are “independent” within the meaning of the listing standards of The NASDAQ Stock Market and the SEC rules governing audit committees. In addition, the board has determined that Mr. Howell meets the SEC criteria of an “audit committee financial expert” by reason of his understanding of Accounting Principles Generally Accepted in the United States of America (“GAAP”) and the application of GAAP, his education, his experiences as an auditor and chief financial officer, and his understanding of financial statements. See Mr. Howell’s biography under Election of Directors (Proposal No. 1) for additional information.

The functions to be performed by the Audit Committee include the appointment, retention, compensation and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by such auditors. The Audit Committee Charter is available on the Company’s website at www.purecyclewater.com. The Audit Committee held seven (7) meetings during the fiscal year ended August 31, 2014.

Compensation Committee – The Compensation Committee consists of Mr. Middlemas (Chairman) and Messrs. Augur and Epker. The board of directors has determined that all members of the Compensation Committee are “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The functions to be performed by the Compensation Committee include establishing the compensation of officers, evaluating the performance of officers and key employees, and administering employee incentive compensation plans. The Compensation Committee typically meets with the CEO to obtain information about employee performance and compensation recommendations. It also has the authority to engage outside advisors to assist the committee with its functions. The Compensation Committee has the power to delegate authority to the CEO or a subcommittee to make certain determinations with respect to compensation for employees who are not executive officers. The Company’s Compensation Committee Charter is available on the Company’s website at www.purecyclewater.com. The Compensation Committee held three (3) meetings during the fiscal year ended August 31, 2014.

Nominating and Corporate Governance Committee – The Nominating Committee consists of Messrs. Guido (Chairman), Epker and Augur. The board of directors has determined that all the members of the Nominating Committee are “independent” within the meaning of the listing standards of The NASDAQ Stock Market. The principal responsibilities of the Nominating Committee are to identify and nominate qualified individuals to serve as members of the board and to make recommendations to the board with respect to director compensation. In addition, the Nominating Committee is responsible for establishing the Company’s Corporate Governance Guidelines and evaluating the board and its processes. In selecting nominees for the board, the Nominating Committee is seeking a board with a variety of experience and expertise, and in selecting nominees it will consider business experience in the industry in which the Company operates, financial expertise, independence from the Company, experience with publicly traded companies, experience with relevant regulatory matters in which the Company is involved, and a reputation for integrity and professionalism. The Company does not have a formal policy with respect to the consideration of diversity in identifying director nominees, but it considers diversity as part of its overall assessment of the board’s functions and needs. Nominees must be at least 21 years of age and less than 75 on the date of the annual meeting, unless the Nominating Committee waives such requirements. Identification of prospective board members is done by a combination of methods, including word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to the Company. The Nominating Committee Charter is available on the Company’s website at www.purecyclewater.com. The Nominating Committee held four (4) meetings during the fiscal year ended August 31, 2014.

The Nominating Committee will consider nominations for director made by shareholders of record entitled to vote. In order to make a nomination for election at the 2015 annual meeting, a shareholder must provide notice, along with supporting information (discussed below) regarding such nominee, to the Company’s Secretary by August 5, 2014, in accordance with the Company’s bylaws. The Nominating Committee evaluates nominees recommended by shareholders utilizing the same criteria it uses for other nominees.

Each shareholder recommendation should be accompanied by the following:

•
The full name, address, and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of the Company’s shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of the Company’s next annual meeting;

•
The full name, address, and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of the Company’s equity securities, any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•
A statement signed by the candidate that he or she is aware of and consents to being recommended to the Nominating Committee and will provide such information as the Nominating Committee may request for its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•
Information about any business or personal relationships between the candidate and any of the Company’s customers, suppliers, vendors, competitors, directors or officers, or other persons with any special interest regarding any transactions between the candidate and the Company; and

•
Any information in addition to the above about the candidate that would be required to be included in the Company’s proxy statement (including without limitation information about legal proceedings in which the candidate has been involved within the past ten years).

Compensation Committee Interlocks and Insider Participation – No interlocking relationship exists between any member of the board of directors or the Compensation Committee and any other company’s board of directors or compensation committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics for its directors, officers and employees, which is available on the Company’s website at www.purecyclewater.com.

Shareholder Communications with the Board

The board of directors has adopted a policy for shareholders to send communications to the board. The policy is available on the Company’s website. Shareholders wishing to send communications to the board may contact the Chairman of the board at the Company’s principal place of business or e-mail chairman@purecyclewater.com. All such communications shall be shared with the members of the board, or if applicable, a specified committee or director.

Director Compensation

Directors who are employees of the Company receive no fees for board service. Currently, Mr. Harding is the only director who is also an employee. Each non-employee director receives a payment of $10,000 for each full year in which he or she serves as a director, with an additional payment of $1,000 for each committee on which he or she serves, and $1,000 for serving as chairman of the board. Directors receive $500 for attendance at each board meeting and, if committee meetings are held separately from board meetings, each director receives $500 for attendance at such committee meetings.

The following table sets forth summary information concerning the compensation paid to the Company’s non-employee directors in fiscal 2014 for services to the Company:

Director Compensation
	Fees Earned or Paid in Cash	Option Awards (1)	Total
Name	($)	($)	($)
H. Augur (2)	20,500	26,600	47,100
A. Epker (3)	16,000	26,600	42,600
R. Guido (4)	17,500	26,600	44,100
P. Howell (5)	17,000	26,600	43,600
G. Middlemas (6)	14,000	26,600	40,600
_________________________

(1)
In addition to cash compensation, pursuant to the Pure Cycle Corporation 2004 Incentive Plan, as amended (the “2004 Plan”), each non-employee director received an option to purchase 5,000 shares of common stock upon initial election or appointment to the board (which vested one-half on each of the first two anniversary dates of the grant) and an option to purchase 6,500 shares of common stock (2,500 shares prior to January 2013) at each subsequent annual meeting at which the non-employee director was re-elected to the board (which vested on the first anniversary of the date of the grant). The 2004 Plan was replaced by the 2014 Equity Incentive Plan (the “2014 Plan”) effective as of April 12, 2014.  Pursuant to the 2014 Plan, each non-employee director may receive an option to purchase shares of common stock at the discretion of the board, and the terms of such awards granted to non-employee directors, including the discretion to adopt one or more formulas for the determination of non-employee director awards, are at the discretion of the board.  The board has not yet adopted a formula for grants to non-employee directors under the 2014 Plan.  The amounts in this column represent the aggregate grant date fair value of options granted during the Company’s fiscal year ended August 31, 2014, as computed in accordance with FASB ASC Topic 718. For more information about how the Company values and accounts for share-based compensation see Note 8 – Shareholders’ Equity to the Company’s audited consolidated financial statements for the year ended August 31, 2014, which are included in the Company’s 2014 Annual Report on Form 10-K.

(2)
The $20,500 earned by Mr. Augur is comprised of: $10,000 for serving on the board, $1,000 for being chairman of the board, $3,000 for serving on three committees, and $6,500 for attendance at board and committee meetings ($500 per meeting). Mr. Augur had 33,000 options outstanding as of August 31, 2014, all of which are exercisable within 60 days of the filing of this proxy statement.

(3)
The $16,000 earned by Mr. Epker is comprised of: $10,000 for serving on the board, $2,000 for serving on two committees, and $4,000 for attendance at board and committee meetings ($500 per meeting). Mr. Epker had 30,500 options outstanding as of August 31, 2014, all of which are exercisable within 60 days of the filing of this proxy statement.

(4)
The $17,500 earned by Mr. Guido is comprised of: $10,000 for serving on the board, $2,000 for serving on two committees, and $5,500 for attendance at board and committee meetings ($500 per meeting). Mr. Guido had 33,000 options outstanding as of August 31, 2014, all of which are exercisable within 60 days of the filing of this proxy statement.

(5)
The $17,000 earned by Mr. Howell is comprised of: $10,000 for serving on the board, $1,000 for serving on one committee, and $6,000 for attendance at board and committee meetings ($500 per meeting). Mr. Howell had 35,500 options outstanding as of August 31, 2014, all of which are exercisable within 60 days of the filing of this proxy statement.

(6)
The $14,000 earned by Mr. Middlemas is comprised of: $10,000 for serving on the board, $1,000 for serving on one committee, and $3,000 for attendance at board and committee meetings ($500 per meeting). Mr. Middlemas had 33,000 options outstanding as of August 31, 2014, all of which are exercisable within 60 days of the filing of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Persons Covered

This compensation discussion and analysis addresses compensation for fiscal 2014 for Mark W. Harding, the Company’s President, CEO and Chief Financial Officer (“CFO”) and its only executive officer.

Summary

The Company’s compensation plan is designed to attract, retain and motivate quality executive talent critical to the Company’s growth and success. The compensation plan is structured to reward the executive officer of the Company with competitive total pay opportunities through a compensation mix that emphasizes cash and non-cash incentives and merit-based salary increases, while de-emphasizing entitlements and perquisites.

In August 2013, in recognition of the many positive achievements in fiscal 2013, the Compensation Committee recommended and the board approved a cash bonus award and a stock option award for Mr. Harding and a salary increase for fiscal 2014 from $262,500 to $275,000.  In August 2014, in recognition of significant achievements in fiscal 2014, the Compensation Committee recommended and the board approved a $150,000 cash bonus award for Mr. Harding.

2014 Achievements

The Company’s 2014 financial results improved compared to 2013, although it continues to operate at a loss in part due to the significant decline in new home construction in Colorado which started in 2006 and only recently has begun to improve. Due in large part to the efforts and leadership of Mr. Harding, the Company achieved a number of financial and strategic objectives during fiscal 2014, including:

•	A 274% increase in water revenues due to an increase in water sold for hydraulic fracturing (“fracking”);

•
The acquisition of all but one of the defaulted promissory notes payable by HP A&M (the one having been purchased by HP A&M), the cure of one note purchased by an affiliate of HP A&M, and the completion of foreclosure proceedings on 31 properties and two certificates of the Fort Lyon Canal Company (“FLCC”) representing water rights only to clear title to the properties and obtain any mineral rights owned by HP A&M to recover amounts paid by the Company to resolve the HP A&M defaults;

•	The generation of total gross revenue in excess of $3 million;

•	The expansion of water delivery and storage capacity by drilling three new water wells and developing a reservoir capable of storing 17 million gallons of water;

•	The sale of approximately 1,874 acres of land along with 2,982 Fort Lyon Canal Company shares associated with this land for approximately $5.8 million;

•	The accomplishment of key elements of the WISE project (as defined below) including the following:;

-
In fiscal 2014, with funds provided by WISE participants, including the Company, the WISE project purchased a pipeline from the East Cherry Creek Valley Water and Sanitation District in which the Company, through the Rangeview Metropolitan District (the “District”), will own capacity;

-	Completion of the WISE pipeline purchase agreement, license agreement, and other key agreements for the WISE project; and

-	Securing financing of approximately $1.4 million for a portion of the purchase of the Company’s share (as the District’s service provider) of the WISE project pipeline.

Through an agreement with the District, the Company has worked with regional water suppliers, including Denver Water and Aurora Water, to participate in a cooperative water project known as the Water Infrastructure Supply Efficiency partnership (“WISE”) to develop regional infrastructure and supplies.

Compensation Philosophy

The Company’s executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee is composed of Messrs. Middlemas, Augur and Epker, three independent, non-employee directors. The Compensation Committee reviews the performance and compensation level for the CEO and makes recommendations to the board of directors for final approval. The Compensation Committee also determines equity grants under the 2014 Plan, if any. The CEO may provide information to the Compensation Committee regarding his compensation; however, the Compensation Committee makes the final determination on the executive compensation recommendation to the board. Final compensation determinations are generally made in August at the end of the Company’s fiscal year. The following outlines the philosophy and objectives of the Company’s compensation plan.

The objectives of the Company’s compensation plan are to correlate executive compensation with the Company’s objectives and overall performance and to enable the Company to attract, retain and reward executive officers who contribute to its long-term growth and success. The compensation plan is designed to create a mutuality of interest between executive and shareholders through equity ownership programs and to focus the executive’s attention on overall corporate objectives, in addition to the executive’s personal objectives.

The goal of the Compensation Committee is to provide a compensation package that is competitive with compensation practices of companies with which the Company competes, provides variable compensation that is linked to achievement of the Company’s operational performance goals, and aligns the interests of the executive officer and employees with those of the shareholders of the Company. Additionally, the Compensation Committee’s goal is to design a compensation package that falls within the mid-range of the packages provided to executives of similarly sized corporations in like industries.

Generally, the executive officer receives a base cash salary and an opportunity to earn a cash bonus based on attainment of predetermined objectives at the discretion of the Compensation Committee. Long-term equity incentives are also considered. The mixture of cash and non-cash compensation items is designed to provide the executive with a competitive total compensation package while not using an excessive amount of the Company’s cash or overly diluting the equity positions of its shareholders. The Company’s executive officer does not receive any perquisites or personal benefits. The executive officer is eligible for the same benefits available to all Company employees. Currently, this includes participation in a tax-qualified 401(k) plan, health and dental plans.

Compensation Consultants

The Compensation Committee charter authorizes the Compensation Committee to engage compensation consultants and other advisors to assist it with its duties.  No compensation consultants were engaged by either management or the Compensation Committee.

Shareholder Feedback and Say-On-Pay Results

The Compensation Committee considers the outcome of shareholder advisory votes on executive compensation when making future decisions relating to the compensation of the CEO and the Company’s executive compensation program.  At the 2014 annual meeting of shareholders, 99% of the votes cast were for approval of the “say-on-pay” proposal.  The Compensation Committee believes the results conveyed support for continuing with the philosophy, strategy and objectives of the Company’s executive compensation program.

Compensation of the Company’s CEO

The current compensation program for the Company’s CEO consists of the following:

Base Salary – In August 2013, the Compensation Committee reviewed and recommended a salary for the CEO for the fiscal year ended August 31, 2014. Mr. Harding’s base salary was established by the Compensation Committee based upon publicly available compensation data for executive officers in comparable companies in the water development industry, job responsibilities, level of experience, individual performance and contributions to the business throughout his career with the Company, and Mr. Harding’s achievements in fiscal 2013.

In making the base salary decision, the Compensation Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. While the Compensation Committee reviewed competitive compensation data, it did not benchmark Mr. Harding’s compensation to that of any other company. In August 2013 the Compensation Committee recommended and the board of directors approved a salary increase to $275,000 to be effective for fiscal 2014. In August 2014, the Compensation Committee recommended that Mr. Harding’s salary remain at $275,000 for fiscal 2015. The board approved the Compensation Committee’s recommendation.

Incentive Bonus – The Compensation Committee’s goal in granting incentive bonuses is to tie a portion of the CEO’s compensation to the operating performance of the Company and to the CEO’s individual contribution to the Company. The Compensation Committee did not benchmark the CEO’s bonus to that of executive officers at other companies. In formulating recommendations for bonus compensation for Mr. Harding, the Compensation Committee considered a number of factors, including, among other things: (i) the extraordinary efforts put forth by Mr. Harding in negotiating the 2014 Amended and Restated Lease, dated July 14, 2014, among the Company, the District and the Colorado State Board of Land Commissioners (the “Land Board”) and the resolution of the litigation with the Land Board, which led to HP A&M dismissing its 2012 lawsuit against the Company; (ii) Mr. Harding’s efforts in handling the defaults by HP A&M on $9.6 million of promissory notes secured by deeds of trust on the Company’s Arkansas River land and water rights and the foreclosures and lawsuits associated with these defaults; (iii) the completion of nearly $5 million in capital investments expanding the Company’s water production and storage systems to serve additional demand for frack water; (iv) the progress made by Mr. Harding and the Company in achieving the objectives established by the Compensation Committee for fiscal 2014 (as discussed below); (v) Mr. Harding’s experience, talents and skills, and the importance thereof to the Company; and (vi) the potential availability of better paying positions for officers with Mr. Harding’s experience and skills.

Development and operation of water and wastewater systems requires long-term planning to meet anticipated future needs of customers, balancing concerns of constructing expensive infrastructure in advance of customer demand with concerns of not being prepared for increased customer demands. Additionally, development of the areas to be served by the Company’s water systems is a process that is anticipated to take many years and involves many factors which are not within the Company’s control, including, but not limited to the decisions of the Land Board with respect to development of the Lowry Range; housing markets; and competing agendas of governmental entities, developers, environmental groups, conservation groups and agricultural interests. Therefore, performance plan objectives established by the Compensation Committee for the CEO and other key personnel tend to include long range objectives which cannot reasonably be expected to be completed in the course of a single year. Additionally, the Compensation Committee designs the plan to award performance without encouraging inappropriate risk taking.

In August 2013, the Compensation Committee recommended and the board of directors approved establishing a performance plan for fiscal 2014. The Compensation Committee structured the performance plan to provide for a maximum bonus payout for Mr. Harding equal to 100% of his salary if he achieved all of the performance objectives to the satisfaction of the board.

The 2014 performance plan was comprised of a number of financial and nonfinancial objectives, both short-term and long-term in nature, including the following objectives: (i) enter a water delivery agreement to sell fracking water; (ii) achieve gross revenues from the sale of fracking water of $780,000; (iii) achieve total gross revenues of $2.23 million; (iv) limit operating losses to $660,000 (excluding litigation); (v) expand water delivery capabilities to targeted levels; (vi) negotiate with the Land Board to obtain certain corporate objectives, protect the Company’s rights on the Lowry Range, and settle the Company’s lawsuit against the Land Board; (vii) secure a development partner for Sky Ranch; (viii) repurchase remaining debt defaulted on by HP A&M; (ix) continue prosecution of foreclosure remedies against the properties subject to the HP A&M notes and deeds of trust; (x) complete a financing agreement for WISE; and (xi) negotiate a settlement of the outstanding litigation of HP A&M against the Company.  The plan also included corporate strategic objectives the disclosure of which the Company believes would cause competitive harm. The Compensation Committee believed that the achievement of certain performance objectives, including the undisclosed targets, would be extraordinarily difficult and that it was unlikely that the CEO and key employees would be able to fully achieve them.

In August 2014, the Compensation Committee reviewed the Company’s operating results for fiscal 2014 and evaluated the Company’s success in achieving the performance plan objectives. The Compensation Committee determined that a bonus was warranted in recognition of Mr. Harding’s success in achieving or making significant progress toward achieving the objectives established in the 2014 performance plan. The Compensation Committee recommended awarding, and the board authorized awarding, Mr. Harding a discretionary bonus of $150,000 in fiscal 2014.

Long-Term Equity Incentives – The goal of long-term equity incentive compensation is to align the interests of the CEO with those of the Company’s shareholders and to provide the CEO with a long-term incentive to manage the Company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options and other equity based awards directly motivate an executive to maximize long-term shareholder value. The philosophy of the Compensation Committee in administering the Company’s 2014 Plan is to tie the number of stock options and shares of stock awarded to each employee to the performance of the Company and to the individual contribution of each employee to the Company. The Compensation Committee did not recommend a stock option award for Mr. Harding during the fiscal year ended August 31, 2014.  The Compensation Committee determined that it would be preferable to recognize Mr. Harding’s achievements with a cash incentive since Mr. Harding currently owns a significant number of shares of common stock and holds options to purchase additional shares of common stock.

Discussion with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its CEO and its other four most highly compensated executive officers. The Company has not established a policy with regard to Section 162(m) of the Internal Revenue Code, because the Company does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. The Compensation Committee will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Stock Ownership Requirements for Executive Officers

While the Company has not established stock ownership guidelines for its executive officer, at August 31, 2014, the Company’s CEO owns stock with a market value of approximately of fourteen times his base salary, which is in excess of the five times base salary multiple that is the median multiple for the Top 100 of S&P 500 companies and excess of the six times base salary that the Institutional Shareholder Services (“ISS”) defines as “robust” ownership, earning such companies the highest score on the item form ISS.

Executive Compensation Tables

The Company’s CEO, Mr. Harding, is the Principal Executive Officer and the Principal Financial Officer of the Company and its only executive officer. Therefore, all tables contained in this section relate solely to Mr. Harding.

Summary Compensation Table

Summary Compensation Table
Name and Principal Position	Fiscal Year	Base Salary	Bonus	Option Awards (1)	Total
		($)	($)	($)	($)
Mark W. Harding	2014	275,000	150,000	—	425,000
President,	2013	262,500	80,000	427,099	769,599
CEO and CFO	2012	262,500	25,000	—	287,500
_________________________

(1)
The amount in this column represents the aggregate grant date fair value of stock options awarded in fiscal 2013 as computed in accordance with FASB ASC Top 718. See Note 8 – Shareholders’ Equity to the Company’s audited consolidated financial statements for the year ended August 31, 2014, which are included in our 2014 Annual Report on Form 10 K for a description of the assumptions used to value option awards and the manner in which the Company recognizes the related expense pursuant to FASB ASC Topic 718.

Grants of Plan Based Awards – Mr. Harding did not receive any option awards grants during the year ended August 31, 2014. Therefore, the Company has omitted the Grant of Plan Based Awards table.

Outstanding Equity Awards at Fiscal Year-End – The following table summarizes certain information regarding outstanding option awards held by the named executive officer at August 31, 2014. There are no other types of equity awards outstanding.

Outstanding Equity Awards at Fiscal Year-End
Name	Number of Securities Underlying Unexercised Options(#) Exerciseable	Number of Securities Underlying Unexercise Options (#) Unexerciseable (1)	Option Exercise Price	Option Expiration Date
Mark W. Harding	33,333	66,667	$5.88	8/14/2023
_________________________

(1)	One-third of the total number of shares of common stock subject to the option will vest on each of the first, second and third anniversary of the grant date, August 14, 2013.

Option Exercises and Stock Vested – Mr. Harding did not exercise any options or have any stock vest during the year ended August 31, 2014. Therefore, the Company has omitted the Option Exercise and Stock Vested table.

Pension Benefits – The Company does not offer pension benefits. Therefore, the Company has omitted the Pension Benefits Table.

Non-Qualified Deferred Compensation – The Company does not have any non-qualified deferred compensation plans. Therefore, the Company has omitted the Non-Qualified Deferred Compensation Table.

Termination or Change-in-Control Payments – The Company does not have any plan or arrangement that provides for payments to the executive officer in connection with a termination or change of control.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the Committee’s review and discussion with management, has recommended to the full board of directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting.

Respectfully submitted by the Compensation Committee of the Board of Directors

/s/ George M. Middlemas (Chairman)
/s/ Harry H. Augur
/s/ Arthur G. Epker, III

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee of the board of directors is comprised of independent directors and operates under a written charter adopted by the board of directors. The Audit Committee charter is reassessed and updated as needed in accordance with applicable rules of the SEC and The NASDAQ Stock Market.

The Audit Committee serves in an oversight capacity. Management is responsible for the Company’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to select and retain the Company’s independent auditors. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the Company’s audited financial statements and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance.

The Audit Committee reviewed and discussed the audited financial statements as of and for the year ended August 31, 2014 with the Company’s independent auditors, GHP Horwath, P.C. (“GHP”), and discussed not only the acceptability but also the quality of the accounting principles, the reasonableness of the significant judgments and estimates, critical accounting policies and the clarity of disclosures in the audited financial statements prior to issuance. The Audit Committee meets with GHP, with and without management present, to discuss the results of their examination and the overall quality of the Company’s financial reporting. The Audit Committee discussed and reviewed with GHP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards (SAS) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from GHP required by the applicable requirements of the PCAOB regarding independent auditor communications with the Audit Committee concerning independence and has discussed GHP’s independence with GHP.

1 These reports are not “soliciting material,” are not deemed “filed” with the Commission and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, irrespective of any general incorporation language in any such filing, except to the extent the Company specifically references one of these reports.

Based on the foregoing, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Form 10-K for the fiscal year ended August 31, 2014.

/s/ Peter C. Howell (Chairman)
/s/ Harrison H. Augur
/s/ Richard L. Guido

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Related Parties

Arkansas River Transaction with HP A&M – The Company owns approximately 51,000 acre feet of water rights in the Arkansas River together with approximately 14,900 acres of farm land in southeastern Colorado. The Company acquired this water and land from HP A&M pursuant to an asset purchase agreement dated May 10, 2006 (the “Arkansas River Agreement”). As consideration for these assets, the Company issued HP A&M 3,000,000 shares of its common stock. As a result of this acquisition HP A&M owned more than 5% of the outstanding shares of common stock of the Company and became a related party. The Company also granted HP A&M the right to receive ten percent (10%) of gross proceeds, or the equivalent thereof, from the sale of the next 40,000 water taps (the “Tap Participation Fee” or “TPF”). The Tap Participation Fee is due and payable once the Company sells a water tap and receives the consideration due for such water tap. The TPF liability at August 31, 2014 was $7.9 million, which represents the estimated discounted fair value of the Company’s obligation to pay HP A&M 20% of the Company’s gross proceeds, or the equivalent thereof, from the sale of the next 2,184 water taps sold by the Company.

Initially the obligation was to pay 10% of the Company’s gross proceeds, or the equivalent thereof, from the sale of 40,000 water taps sold after the date of the Arkansas River Agreement. The 40,000 water taps were reduced to 2,184 water taps as a result of (i) sales of Arkansas River Valley land in 2006 and 2009, (ii) the sale of unutilized water rights owned by the Company in the Arkansas River Valley in 2007, (iii) the election made by HP A&M, effective September 1, 2011, pursuant to the Arkansas River Agreement, to increase the TPF percentage from 10% to 20%, and to take a corresponding 50% reduction in the number of taps subject to the TPF, (iv) the allocation of 26.9% of the Net Revenues (defined as all lease and related income received from the farms less employee expenses, direct expenses for managing the leases and a reasonable overhead allocation) received by HP A&M from management of the farm leasing operations from September 1, 2011 to August 3, 2012 prior to termination of the property management agreement entered into in conjunction with the Arkansas River Agreement, pursuant to which HP A&M agreed to manage the farm properties (the “Property Management Agreement”), and (v) the reduction of 17,243 taps as the result of foreclosures on certain farms pursuant to the remedies outlined in the Arkansas River Agreement, as described in more detail below.

60 of the 80 properties the Company acquired from HP A&M were subject to outstanding promissory notes payable to third parties. These promissory notes were secured by deeds of trust on the Company’s Arkansas River properties and water rights. Commencing in the third quarter of fiscal year 2012 and since that date, HP A&M has defaulted on all of the notes and deeds of trust.  As of September 1, 2012, HP A&M owed approximately $9.6 million of principal and accrued interest on the notes.  In fiscal 2013 and fiscal 2014, the Company acquired approximately $7 million and $2.6  million, respectively, of the promissory notes payable by HP A&M and cured one note purchased by an entity organized by the principals of HP A&M.

Although the Company is not legally responsible for paying the notes, if the Company did not remedy the defaults, it would lose over 75% of the Arkansas River properties and a comparable percentage of water rights. The Company has a right to collect from HP A&M the amounts the Company spends to remedy the defaulted notes. As a consequence of the defaults, the Company terminated the Property Management Agreement in August 2012 and, in September 2013, sold 1.5 million shares of Company common stock owned by HP A&M which were pledged by HP A&M to secure the payment and performance of the promissory notes, yielding approximately $3.42 million of proceeds to the Company (net of fees).

During the 2014 fiscal year, 31 farms and two FLCC certificates representing water rights only went through foreclosure proceedings. In accordance with the Company’s remedies pursuant the Arkansas River Agreement, the Company exercised its right to reduce the TPF as a result of these foreclosures. The Company reduced the number of taps subject to the TPF by 15,113 and the discounted present value of the TPF by approximately $53.3 million. Subsequent to the end of fiscal 2014, an additional two farms and 981 FLCC shares went through foreclosure proceedings resulting in a further reduction of taps subject to the TPF by 1,801 taps and the discounted present value of the TPF by approximately $6.2 million, leaving 383 taps (approximately $1.7 million) subject to the TPF.

On April 4, 2014, the Company filed a lawsuit against HP A&M in the District Court, City and County of Denver, State of Colorado, alleging HP A&M breached the Arkansas River Agreement, the Property Management Agreement, and related agreements.  As a result of these breaches, the Company is claiming damages to be proven at trial, and estimated as of the date of the lawsuit to be not less than $8 million.

Review and Approval of Related Party Transactions

It is the Company’s policy as set forth in its Code of Business Conduct and Ethics that actual or apparent conflicts of interest are to be avoided if possible and must be disclosed to the board of directors. Pursuant to the Code of Business Conduct and Ethics, any transaction involving a related party must be reviewed and approved by the Audit Committee. Additionally, the Audit Committee Charter requires the Audit Committee to review any transaction involving the Company and a related party at least once a year or upon any significant change in the transaction or relationship. The Code also provides non-exclusive examples of conduct which would involve a potential conflict of interest and requires any material transaction involving a potential conflict of interest to be approved in advance by the board. If a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed on the Company’s website, in a press release, or on a current report on Form 8-K.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that solicits information about related party transactions. The Company’s board of directors and outside legal counsel review all transactions and relationships disclosed in the directors’ and officers’ questionnaire, and the board makes a formal determination regarding each director’s independence. If a director is determined to no longer be independent, such director, if he or she serves on any of the Audit Committee, the Nominating Committee, or the Compensation Committee, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the board of directors will determine the appropriate response.

ELECTION OF DIRECTORS
(Proposal No. 1)

As of the time of the Meeting, the number of members of the board of directors will be fixed at five. The board of directors nominates the following persons currently serving on the board for reelection to the board: Mark W. Harding, Harrison H. Augur, Arthur G. Epker, III, Richard L. Guido, and Peter C. Howell.

Set forth below are the names of all nominees for director, all positions and offices with the Company held by each such person, the period during which each has served as such, and the principal occupations and employment of and public company directorships held by such persons during at least the last five years, as well as additional information regarding the skills, knowledge and experience with respect to each nominee which has led the board of directors to conclude that each such nominee should be elected or re-elected as a director of the Company.

Mark W. Harding. Mr. Harding joined the Company in April 1990 as Corporate Secretary and Chief Financial Officer. He was appointed President of the Company in April 2001, CEO in April 2005, and a member of the board of directors in February 2004. Mr. Harding brings a background in investment banking and public finance, having worked from 1988 to 1990 for Price Waterhouse’s management consulting services where he assisted clients in public finance and other investment banking related services. In determining Mr. Harding’s qualifications to be on the board of directors, the board of directors considered, among other things, that Mr. Harding is the President and a board member of the Rangeview Metropolitan District and serves on a number of advisory boards relating to water and wastewater issues in the Denver region, including a statewide roundtable created by the Colorado legislature charged with identifying ways in which Colorado can address the water shortages facing Front Range cities including Denver and Colorado Springs. Mr. Harding earned a B.S. Degree in Computer Science and a Masters in Business Administration in Finance from the University of Denver.

Harrison H. Augur. Mr. Augur joined the board and was elected Chairman in April 2001. For more than 20 years, Mr. Augur has been involved with investment management and venture capital investment groups. Mr. Augur has been a managing member of Patience Partners, LLC since 1999. Mr. Augur received a Bachelor of Arts degree from Yale University, an LLB degree from Columbia University School of Law, and an LLM degree from New York University School of Law. In determining Mr. Augur’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and law.

Arthur G. Epker, III. Mr. Epker was appointed to the board in August 2007. Since 1992, Mr. Epker has been a Vice President and partner of PAR Capital Management, Inc., an investment adviser. In that capacity, Mr. Epker manages a portion of the assets of PAR Investment Partners, L.P., a private investment fund. Mr. Epker is also a director of Champions Oncology, Inc. and The Steppingstone Foundation. Mr. Epker received his undergraduate degree in computer science and economics with highest distinction from the University of Michigan and received a Master of Business Administration from Harvard Business School. In determining Mr. Epker’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and investment management.

Richard L. Guido. Mr. Guido served as a member of the Company’s board from July 1996 through August 31, 2003, and rejoined the board in 2004. Mr. Guido was Associate General Counsel of DeltaCom, Inc., a telecommunications company, from March 2006 to March 2007. From 1980 through 2004, Mr. Guido was an employee of Inco Limited, a Canadian mining company (now known as Vale). While at Inco Mr. Guido served as Associate General Counsel of Inco Limited and served as President, Chief Legal Officer and Secretary of Inco United States, Inc., now known as Vale Americas, Inc. Mr. Guido received a Bachelor of Science degree from the United States Air Force Academy, a Master of Arts degree from Georgetown University, and a Juris Doctor degree from the Catholic University of America. In determining Mr. Guido’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance, law and natural resource development.

Peter C. Howell. Mr. Howell was appointed to fill a vacancy on the board in February 2005. From 1997 to present, Mr. Howell has served as an officer, director or advisor to various business enterprises in the area of acquisitions, marketing and financial reporting. From August 1994 to August 1997, Mr. Howell served as the Chairman and Chief Executive Officer of Signature Brands USA, Inc. (formerly known as Health-O-Meter), and from 1989 to 1994 Mr. Howell served as Chief Executive Officer and a director of Mr. Coffee, Inc. Mr. Howell is a member of the board of directors of Libbey, Inc., Global Lite Array Inc. (a subsidiary of Global-Tech Advanced Innovations Inc.) and Great Lakes Cheese, Inc., a privately held company. Mr. Howell received a Master of Arts degree in Economics from Cambridge University. In determining Mr. Howell’s qualifications to serve on the board of directors, the board of directors has considered, among other things, his extensive experience and expertise in finance and financial reporting as well as his general business expertise.

The proxy cannot be voted for more than the five nominees named. Directors are elected for one-year terms or until the next annual meeting of the shareholders and until their successors are elected and qualified. All of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated, one or more nominees is not available for election, the proxy holders named in the enclosed proxy card intend to vote for such other person or persons as the Nominating Committee may nominate.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

____________________________

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

Action is to be taken by the shareholders at the Meeting with respect to the ratification and approval of the selection by the Audit Committee of the Company’s board of directors of GHP Horwath, P.C. (“GHP”) to be the independent registered public accounting firm of the Company for the fiscal year ending August 31, 2015. In the event of a negative vote on such ratification, the Audit Committee of the board of directors will reconsider its selection. A representative of GHP is expected to be present at the Meeting. The GHP representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, GHP is required to confirm that the provision of such services does not impair the auditors’ independence. Before selecting GHP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with GHP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving GHP and any proceedings by the SEC against the firm.

GHP has no direct or indirect financial interest in the Company and does not have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director nor associate of the Company has any interest in GHP.

Fees – For the fiscal years ended August 31, 2014 and 2013, the Company was billed the following audit, audit-related, tax and other fees by its independent registered public accountant. The tax fees consist entirely of fees for the preparation of the federal and state corporate tax returns. All other fees consist of fees associated with the filing of the Company’s S-8 in fiscal 2014 and S-3 in fiscal 2013. The Audit Committee approved 100% of these fees in accordance with the Audit Committee Charter.

	For the Fiscal Years Ended:
	August 31, 2014	August 31, 2013
Audit Fees	$59,225	$62,000
Audit Related Fees	$—	$—
Tax	$1,612	$8,500
All Other Fees	$1,585	$3,640

Pre-Approval Policy – The Audit Committee has established a pre-approval policy in its charter. In accordance with the policy, the Audit Committee pre-approves all audit, non-audit and internal control related services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

____________________________

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 3)

The following proposal provides our shareholders with the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officer as disclosed in the proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge shareholders to read the “Executive Compensation” section beginning on page 9 of this proxy statement, as well as the Summary Compensation Table and other related compensation tables and narrative, beginning on page 13 of the proxy statement, which provide detailed information on the compensation of our named executive officer. The Company’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the Company. Our 2014 Plan is intended to align compensation with the long-term interests of our shareholders.

We are asking shareholders to approve the following advisory resolution at the Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officer, as disclosed pursuant to Item 402 of Regulation S-K, including the disclosure under the heading “Executive Compensation” and in the compensation tables and accompanying narrative discussion in the Company’s Definitive Proxy Statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company or the board of directors. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officer and the executive compensation policies, practices, and plans described in this proxy statement. Although non-binding, the board of directors will carefully review and consider the voting results when making future decisions regarding the Company’s executive compensation program. Based on the advisory vote of the shareholders at the 2014 annual meeting of shareholders, the board of directors determined that it would conduct an advisory vote on executive compensation on an annual basis.  Notwithstanding the foregoing, the board of directors may decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICER.

____________________________

ACTION TO BE TAKEN UNDER THE PROXY

The proxy will be voted “FOR” the individuals nominated by the board and “FOR” approval of proposals 2 and 3, unless the proxy is marked in such a manner as to withhold authority to so vote. The proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournments or postponements thereof. Management knows of no other matters, other than the matters set forth above, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their best judgment on any such matter. The persons named in the accompanying proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

OTHER INFORMATION

Section 16 (a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers and persons who are beneficial owners of more than 10% of common stock are required to file reports of their holdings and transactions in common stock with the SEC and furnish the Company with such reports. Based solely upon the review of the copies of the Section 16(a) reports received by the Company and written representations from these persons, the Company believes that during the fiscal year ended August 31, 2014, all the directors, executive officers and 10% beneficial owners complied with the applicable Section 16(a) filing requirements, except Mr. Epker. Mr. Epker filed three late Form 4s reporting six transactions. There were no matching purchases and sales reported.  The late reports related to shares held by Mr. Epker directly through an investment account over which Mr. Epker did not have investment discretion or control, which account has been closed.

Shareholder Proposals

Shareholder proposals for inclusion in the Proxy Statement for the 2016 annual meeting of shareholders must be received at the principal executive offices of the Company by August 5, 2015 but not before June 6, 2015. For more information refer to the Company’s Bylaws which were filed as Appendix C to the Proxy Statement on Schedule 14A filed with the SEC on December 14, 2007. The Company is not required to include proposals received outside of these dates in the proxy materials for the 2016 annual meeting of shareholders, and any such proposals shall be considered untimely. The persons named in the proxy will have discretionary authority to vote all proxies with respect to any untimely proposals.

Delivery of Materials to Shareholders with Shared Addresses

The Company utilizes a procedure approved by the SEC called “householding”, which reduces printing and postage costs. Shareholders who have the same address and last name will receive one copy of the Important Notice Regarding the Availability of Proxy Materials or one set of printed proxy materials unless one or more of these shareholders has provided contrary instructions.

If you wish to receive a separate copy of the proxy statement, the Notice, or the Company’s Annual Report on Form 10-K, or if you are receiving multiple copies and would like to receive a single copy, please contact the Company’s transfer agent at 1-855-418-5058, or write to or call the Company’s Secretary at the Company’s address or phone number set forth above, and the Company will undertake to deliver such documents promptly. If your shares are owned through a bank, broker or other nominee, you may request householding by contacting the nominee.

Form 10-K and Related Exhibits

The Company’s Annual Report on Form 10-K is available, free of charge, at the Company’s website, www.purecyclewater.com, or at the SEC’s website, www.sec.gov. In addition, the Company will furnish a copy of its Form 10-K to any shareholder free of charge and a copy of any exhibit to the Form 10-K upon payment of the Company’s reasonable expenses incurred in furnishing such exhibit(s). You may request a copy of the Form 10-K or any exhibit thereto by writing the Company’s Secretary at: Pure Cycle Corporation, 1490 Lafayette Street, Suite 203, Denver, CO 80218, or by sending an email to info@purecyclewater.com. The information on the Company’s website is not part of this proxy statement.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000222452_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Mark W. Harding 02 Harrison H. Augur 03 Arthur G. Epker, III 04 Richard L. Guido 05 Peter C. Howell Pure Cycle Corporation c/o Broadridge Corporate Issuer Solutions P O Box 1342 Brentwood, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2. and 3. For Against Abstain 2. Ratification of appointment of GHP Horwath, P.C. as the independent registered public accounting firm for the fiscal year ending August 31, 2015. 3 Approval, on an advisory basis, of compensation of the Company's named executive officer. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000222452_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com . PURE CYCLE CORPORATION Annual Meeting of Shareholders January 14, 2015 2:00 PM MST This proxy is solicited by the Board of Directors Harrison H. Augur and Mark W. Harding, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Pure Cycle Corporation to be held on January 14, 2015 at 2PM Mountain Standard Time at the offices of Davis, Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, CO 80202, or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no instructions are specified, this proxy will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, and FOR Proposal 3. If any other matters properly come before the meeting, this proxy will be voted by the above named proxies in their discretion. Continued and to be signed on reverse side